EXHIBIT 21
Subsidiaries of the Parent Company
The following bank subsidiaries are national banks and are organized under the laws of the United States:
Associated Bank, National Association
Associated Trust Company, National Association
The following non-bank subsidiaries are organized under the laws of the State of Arizona:
Banc Life Insurance Corporation
First Reinsurance, Inc.
The following non-bank subsidiary is organized under the laws of the State of California:
Mortgage Finance Corporation
The following non-bank subsidiaries are organized under the laws of the State of Minnesota:
Employer’s Advisory Association, Inc., d/b/a HR Solutions Group
Financial Resource Management Group, Inc., d/b/a CFG Financial Services, Inc.
Riverside Finance, Inc.
The following non-bank subsidiaries are organized under the laws of the State of Nevada:

ASBC Investment Corp.
Associated Green Bay Investment Corp.
First Cap Holdings, Inc.
Associated Illinois Investment Corp.
Associated Minnesota Investment Corp.

The following non-bank subsidiary is organized under the laws of the State of Vermont:
Associated Mortgage Reinsurance, Inc.
The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

Associated Commercial Finance, Inc.
Associated Financial Group, LLC
Associated Investment Management, LLC
Associated Investment Partnership II, LLC
Associated Minnesota Real Estate Corp.
Associated Wisconsin Real Estate Corp.
IQuity Group, LLC
Associated Community Development, LLC
Associated Illinois Real Estate Corp.
Associated Investment Partnership I, LLC
Associated Investment Services, Inc.
Associated Mortgage, LLC
First Enterprises, Inc.